Exhibit 16.1

December 3, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: Insys Therapeutics, Inc.

Commission File Number 001-35902

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 26, 2019, to be filed by our former client, Insys Therapeutics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP

Phoenix, Arizona

cc:Vaseem Mahboob, Chair, Audit Committee

Andrece Housley, Chief Financial Officer